Coopers & Lybrand Consent

         We consent to the incorporation by reference in the registration statements of Dynatech Corporation on Form S-3 (File Nos. 2-78465, 2-81026, 2-82260, 2-85387, 2-86457, 2-92391, 2-94757, 33-365, 33-2387, 33-5544, 33-17169,
33-24058, 33-30610 and 33-62551), on Form S-4 (File No. 333-44933) and on Form
S-8 (File Nos. 2-87779, 33-10465, 33-17243, 33-42427, 33-50768, 33-57491,
33-57495, 33-16461, and 333-01639) of our reports dated April 28, 1998, except for the "Subsequent Event" note, for which the date is May 21, 1998, on our audits of the consolidated financial statements and financial statement schedule of Dynatech Corporation as of March 31, 1998 and 1997 and for each of the three fiscal years in the period ended March 31, 1998, which reports are included in this Annual Report on Form 10-K.



/s/ COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
June 26, 1998